As filed with the Securities and Exchange Commission on May 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Lipid Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Arizona	43-0433090

(State or Other Jurisdiction	(I.R.S. Employer

of Incorporation or	Identification No.)

Organization)

7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566

(Address of Principal Executive Offices)

Lipid Sciences, Inc. 2001 Performance Equity Plan
Lipid Sciences, Inc. 2000 Stock Option Plan, as amended
Individual Non-Qualified Stock Option Agreements with certain consultants and a director, each of which constitutes an employee benefit plan within the meaning of Rule 405 under the Securities Act of 1933, as amended

(Full Title of the Plan)

Phil Radlick
President and Chief Executive Officer
7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566

(Name and Address of Agent For Service)

(925) 249-4000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Joseph M. Lesko, Esq.
David A. Charapp, Esq.
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, Suite 700
San Diego, California 92122
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price (2)	Fee

Common Stock, no par value per share	9,483,302	$2.24 to $6.00	$37,808,433	$3,478.38

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. Includes 5,500,000 shares to be registered under the Lipid Sciences, Inc. 2001 Performance Equity Plan, 3,118,040 shares to be registered under the Lipid Sciences, Inc. 2000 Stock Option Plan, as amended, and 865,262 shares to be registered under individual Non-Qualified Stock Option Agreements.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the exercise prices of options granted as follows: 2,182,632 shares ($2.25); 908,397 shares ($3.21); 553,453 shares ($4.49); 155,902 shares ($4.59); 84,188 shares ($5.00); 902,394 shares ($6.00) and, with respect to 4,696,336 shares not subject to options granted, estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on May 14, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         The following documents, which have been filed by Lipid Sciences, Inc., formerly known as NZ Corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

(c)	The description of Registrant’s Common Stock contained in the Registrant’s Registration Statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.       Description of Securities

                    Not applicable.

Item 5.       Interests of Named Experts and Counsel

                    Not applicable.

Item 6.       Indemnification of Directors and Officers

         The Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by the Arizona Business Corporation Act (the “ABCA”), the Registrant’s directors and former directors will not be liable to the Registrant or its stockholders for money damages for any action taken or any failure to take any action as a director, provided however, that liability shall exist for the following:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or the stockholders;

•	a violation of Section 10-833 of the ABCA pertaining to the authorization of unlawful payments of dividends or other distributions of the corporation’s capital stock or unlawful purchases of its capital stock; and

•	an intentional violation of criminal law.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         In addition, the Registrant’s Articles of Incorporation and Bylaws provide that the Registrant will indemnify any and all of its existing and former directors and officers to the fullest extent permitted by the ABCA.

         Sections 10-852 and 10-856 of the ABCA require an Arizona corporation, unless limited by its articles of incorporation, to indemnify an officer or director who has prevailed, on the merits or otherwise, in defending any proceeding brought against the officer or director because such person is or was an officer or director of the corporation. The corporation must indemnify the officer or director for reasonable expenses, including attorneys’ fees and all other costs and expenses reasonably related to a proceeding. A “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

         Section 10-851 of the ABCA permits an Arizona corporation to indemnify an officer or director made a party to a proceeding because such person is or was an officer or director of the corporation. The corporation may indemnify the officer or director against liability incurred in the proceeding if all of the following conditions exist:

•	the officer or director’s conduct was in good faith;

•	the officer or director reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation, or, where the conduct was in an official corporate capacity, that the conduct was in the best interests of the corporation; and

•	in the case of criminal proceedings, the officer or director had no reasonable cause to believe that the conduct was unlawful.

Before discretionary indemnification under section 10-851 may be awarded to a director, the corporation must determine that it is permissible under the circumstances. This determination may be made either:

•	by majority vote of the directors not parties to the proceeding;

•	by special legal counsel selected by majority vote of the disinterested directors, or by majority vote of the board if there are no disinterested directors; or

•	by the shareholders (but shares owned by or voted under the control of directors who are parties to the proceeding are not to be voted).

         Section 10-854 of the ABCA permits a director of an Arizona corporation who is a party to a proceeding, unless the articles of incorporation provide otherwise, to apply to a court of competent jurisdiction for indemnification or for an advance of expenses. The court may order indemnification or an advance if it determines that indemnification is fair and reasonable, even if the director did not meet the prescribed standard of conduct described in section 10-851.

         The Registrant has a $10,000,000 director and officer liability policy. In addition, the Registrant has entered into indemnification agreements with certain of its directors, executive officers and employees, which provide for the indemnification of such persons by the Registrant against the risk of judgments, settlements and other expenses which may occur as a result of their service to the Registrant. The provisions of these indemnification agreements are consistent with, and are subject to change upon amendment of, Arizona law as described above.

Item 7.       Exemption from Registration Claimed

                    Not applicable.

Item 8.       Exhibits

Item
No.	Description of Item

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (See page II-5)

99.1	Lipid Sciences, Inc. 2001 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed October 30, 2001)

99.2	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001)

99.3	Form of Lipid Sciences, Inc.’s Nonqualified Stock Option Agreement (for Scientific Advisory Board Members) (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on October 30, 2001)

99.4	Nonqualified Stock Option Agreement dated as of March 25, 2000 between Lipid Sciences, Inc. and Gary S. Roubin (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001)

99.5	Nonqualified Stock Option Agreement dated as of October 9, 2000 between Lipid Sciences, Inc. and Joe Markham.

Item 9.       Undertakings

A.	The undersigned registrant hereby undertakes:

                         (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                                       (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                       (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                       (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                         (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.            The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on this 16th day of May, 2002.

Lipid Sciences, Inc.

By: /s/ Phil Radlick Phil Radlick President and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Phil Radlick, Barry D. Michaels and Sandra Gardiner, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Phil Radlick Phil Radlick	President, Chief Executive Officer and Director	May 16, 2002

/s/ Barry D. Michaels Barry D. Michaels	Chief Financial Officer	May 16, 2002

/s/ Christopher A. Marlett Christopher A. Marlett	Chairman of the Board	May 16, 2002

Bill E. Cham, Ph.D.	Director

/s/ William A. Pope William A. Pope	Director	May 16, 2002

/s/ Frank M. Placenti Frank M. Placenti	Director	May 16, 2002

Gary S. Roubin, M.D., Ph.D.	Director

Index to Exhibits

Item
No.	Description of Item

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (See page II-5)

99.1	Lipid Sciences, Inc. 2001 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on October 30, 2001)

99.2	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001)

99.3	Form of Lipid Sciences, Inc.’s Nonqualified Stock Option Agreement (for Scientific Advisory Board Members) (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on October 30, 2001)

99.4	Nonqualified Stock Option Agreement dated as of March 25, 2000 between Lipid Sciences, Inc. and Gary S. Roubin (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001)

99.5	Nonqualified Stock Option Agreement dated as of October 9, 2000 between Lipid Sciences, Inc. and Joe Markham.